Exhibit 99.1

Contact:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:  Wednesday, December 5, 2007

STAR BUFFET, INC. AGREES TO ACQUIRE

BUFFET RESTAURANTS

SCOTTSDALE, AZ — December 5, 2007 — Star Buffet, Inc. (NASDAQ: STRZ) announced today that it had reached agreement, subject to certain conditions including bankruptcy court and selected creditor approvals, to purchase the operating assets of twenty-one (21) Barnhill’s buffet restaurants located in the states of Alabama, Arkansas, Florida, Louisiana, Mississippi and Tennessee.  Star Buffet, Inc. plans to acquire the restaurants in conjunction with Barnhill’s Buffet, Inc.’s (“Barnhill’s”) plans to restructure operations as conveyed in their press release dated December 4, 2007.  Barnhill’s filed a petition for voluntary Chapter 11 reorganization with the U.S. Bankruptcy Court of the Middle District of Tennessee on December 3, 2007.  A closing date for this transaction has not been determined.

Commenting on the announcement, Robert E. Wheaton, Star Buffet’s president stated, “Barnhill’s is a great company with a great buffet brand…that has recently struggled due to its capital structure, not because of operational issues.  We believe that Star Buffet, Inc. has the financial resources to help rectify Barnhill’s liquidity problems and that the addition of twenty-one (21) Barnhill’s restaurants will compliment our existing presence in the southeastern marketplace.”

Safe Harbor Statement

Statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, and actual results could vary materially from the descriptions contained herein due to many factors, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, the results of financing efforts, implementation of the Company’s acquisition and strategic alliance strategy, the effect of the Company’s accounting policies and other risks detailed in the Company’s Form 10-K for its fiscal year ended January 29, 2007, and other filings with the Securities and Exchange Commission.  Copies of all of the Company’s filings with the SEC are available to the public on the SEC’s web site at http://www.sec.gov.  The Company undertakes no obligation to update any forward-looking statements.

About Star Buffet

Star Buffet is a multi-concept restaurant operator.  As of December 5, 2007, Star Buffet, through its subsidiaries, operates 12 franchised HomeTown Buffets, seven JB’s Family restaurants, five Whistle Junction restaurants, four BuddyFreddys restaurants, three 4B’s restaurants, three Holiday House Family restaurants, three Western Sizzlin restaurants, two K-BOB’S Steakhouses, two JJ North’s Country Buffet, one Pecos Diamond Steakhouse, one Oklahoma Steakhouse, one Bar H Steakhouse and one Casa Bonita Mexican theme restaurant.

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